Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is effective as of March 5, 2018 (the "Effective Date") between Glacier Bancorp, Inc. (the "Company"), Glacier Bank (the "Bank"), and Ron J. Copher ("Executive").

RECITALS

A.	Executive presently serves as the Executive Vice President and Chief Financial Officer of the Company and the Bank.

B.
The Company and the Bank desire Executive to continue his employment with the Company and the Bank on and after the Effective Date and Executive desires to be so employed by the Company and the Bank, subject to the terms and conditions of this Agreement.

AGREEMENT

1.
Employment. The Company and the Bank agree to employ Executive, and Executive accepts employment by the Company and the Bank, subject to the terms of this Agreement. Executive's title will be "Executive Vice President and Chief Financial Officer" of the Company and the Bank.

2.
Term. The term of this Agreement will begin on March 5, 2018 and continue until March 4, 2020, unless terminated earlier in accordance with this Agreement (the "Term"). If the Company and the Bank expect not to renew Executive's employment following the expiration of the Term, the Company and the Bank will provide Executive with a courtesy notice that Executive's employment will not be renewed at least ninety (90) days before the expiration of the Term.

3.
Duties. The Company and the Bank will employ Executive as the Executive Vice President and Chief Financial Officer of the Company and the Bank. Executive will faithfully and diligently perform his assigned duties, which include but are not limited to the following:

(a)
Chief Financial Officer. Executive will have such duties and responsibilities as assigned by the Company's President and Chief Executive Officer, which will be customary for Chief Financial Officers of comparable publicly reporting companies.

(b)
Reporting. Executive will report directly to the Company's President and Chief Executive Officer. The Company's board of directors and the President and Chief Executive Officer of the Company may, from time to time, modify Executive's title or add, delete, or modify Executive's performance responsibilities to accommodate management succession, as well as any other management objectives of the Company or the Bank. Executive agrees to assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b).

4.
Extent of Services. Executive will devote all of his working time, attention, and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Company's or the Bank's prior written consent, make or maintain any investment in a business with which the Bank or the Company (or any of their subsidiaries or divisions) has an existing competitive or commercial relationship.

5.
Salary. Executive will receive an annualized base salary of $407,357.00 for each calendar year during the Term, except any calendar year during the Term in which Executive works less than the entire twelve (12) months will be prorated accordingly. Executive's salary will be paid in accordance with the Company's regular payroll schedule and practices (including as to withholding). Executive's annual base salary may be adjusted, in the sole discretion of the Company's board of directors and/or the Bank's board of directors, based on performance and additional duties and responsibilities, if any.

6.
Short Term Incentive Plan. Executive will be eligible to participate in the Company's Short Term Incentive Plan ("STIP"). Executive will be eligible for cash incentives pursuant to the Company's STIP based on the Company meeting certain financial goals (i.e., acceptable, target, and max) set by the Company's board of directors at the following levels for 2018:

Cash Incentive Opportunity as a Percentage of Salary
Acceptable	Target	Max
0%	40%	60%

The Company's board of directors may adjust the incentive opportunities set forth above on an annual basis in its sole discretion. All STIP cash awards will be made in accordance with and shall be subject to all terms and conditions of the Company's STIP documents, as adopted and amended from time to time by the Company's board of directors. Executive acknowledges having been provided a copy of the Company's STIP documents prior to entering into this Agreement.

7.
Long Term Incentive Plan. Executive will be eligible to participate in the Company's Stock Incentive Plan (the "LTIP"). Executive will be eligible for equity awards pursuant to the LTIP based on the Company meeting certain financial goals (i.e., acceptable, target, and max) set by the Company's board of directors at the following levels for 2018:

Equity Opportunity as a Percentage of Salary
Acceptable	Target	Max
0%	40%	60%

The Company's board of directors may adjust the equity opportunities set forth above on an annual basis in its sole discretion. All LTIP equity awards will be made in accordance with and shall be subject to all terms and conditions of the Company's LTIP plan documents, as adopted and amended from time to time by the Company's board of directors. Executive acknowledges having been provided a copy of the Company's LTIP plan documents prior to entering into this Agreement.

8.
Income Deferral. Executive will be eligible to participate in any program available to the Company's and/or the Bank's senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation Executive may become entitled to under this Agreement. Any such deferrals will be subject to the terms and conditions of the deferral program, as adopted and amended from time to time.

9.	Paid Time Off ("PTO") and Benefits.

(a)
PTO and Holidays. Executive will accrue up to one hundred sixty (160) hours of PTO each year, which accrual shall occur ratably over the Company's payroll periods, in addition to all holidays observed by the Company. Accrual of PTO shall be in accordance with the Company's Employee Manual. Executive may carry over, in the aggregate, up to one hundred sixty (160) hours of unused PTO to a subsequent year; provided, however, Executive may not accumulate in excess of one hundred sixty (160) hours of PTO at any given time (the "Cap"). Should Executive's accumulation of PTO reach the Cap of one hundred sixty (160) hours, Executive will no longer accrue additional PTO until Executive uses some of Executive's accumulated PTO and Executive's accumulated PTO balance drops below the Cap. For purposes of PTO usage, Executive shall be considered to work eight (8) hours a day. Each calendar year Executive shall take at least five (5) consecutive days of PTO.

(b)
Benefits. Executive will be entitled to participate in any group life insurance, disability, medical, dental, vision, health and accident insurance plans, profit sharing and pension plans, and in other employee fringe benefit programs the Bank or the Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's board of directors or the Company's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). Neither the Bank nor the Company, through this Agreement, obligates itself to make any particular benefits available to its employees. The Bank's or the Company's change, modification, or termination of any of its benefits during the Term shall not be a breach of this Agreement.

(c)
Business Expenses. Subject to any applicable Company policies or the rules and regulations of the Internal Revenue Service, the Company will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Company and the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Company's and/or the Bank's business. Executive will present from time to time itemized accounts of these expenses. Reimbursement will be made as soon as practicable but no later than the last day of the calendar year following the calendar year in which the expenses were incurred. The amount of expenses eligible for reimbursement in one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(d)
Directors and Officers Insurance; Indemnification. Executive will be covered by the Company's and/or the Bank's Directors and Officers liability insurance policy in effect from time to time. To the extent permitted by the Company's Bylaws and the Montana Business Corporation Act, the Company will indemnify Executive in the event Executive is a party (or is threatened to be made a party) to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of the Company or the Bank.

10.	Termination of Employment.

(a)
Termination for Cause or without Good Reason. If the Company and the Bank terminate Executive's employment for Cause (defined below) during the Term, or Executive terminates his employment without Good Reason (defined below) during the Term, the Company will pay Executive the annualized base salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive any other compensation or benefits for any period before or after termination under this Section 10(a).

(b)
Termination without Cause or with Good Reason. If the Company and the Bank terminate Executive's employment without Cause during the Term, or Executive terminates his employment for Good Reason during the Term, then contingent upon (1) Executive's signing and not subsequently revoking a release of any and all claims which Executive could assert against the Company and the Bank relating to Executive's employment or the termination of Executive's employment in a form acceptable to the Company and the Bank within thirty (30) days following the termination of Executive's employment, and (2) Executive's compliance with Section 12, the Company will pay Executive an amount equal to the greater of (i) the amount of base salary remaining to be paid during the Term or (ii) the amount Executive would be entitled to receive under the Bank's Severance Plan, in equal monthly installments over a period that is the greater of the remaining period of the Term or two (2) years after the termination of Executive's employment ("Severance Payments"). If Executive fails to comply with or violates the terms of Section 12, Executive agrees that he forfeits the right to retain the Severance Payments previously received and/or to receive any remaining Severance Payments that may be otherwise payable under this Section 10(b). The total amount of the Severance Payments under this Section 10(b) shall not exceed two (2) times the lesser of (i) the sum of Executive's annualized compensation based on Executive's annual salary in the year preceding the year in which Executive's employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if Executive's employment had not terminated) or (ii) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which Executive's employment is terminated. The Severance Payments will be fully paid no later than the end of the second calendar year after the calendar year in which the termination of Executive's employment occurs (the "Final Payment Date"), and any payments scheduled to be paid after the Final Payment Date will be accelerated and paid on the Final Payment Date.

(c)
Termination Related to Death or Disability. This Agreement terminates (i) if Executive dies or (ii) if Executive is unable to perform his duties and obligations under this Agreement (as determined by the Company's and/or the Bank's board of directors in its sole discretion) for a period of ninety (90) consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform the essential functions of his position under this Agreement and making these accommodations would not pose an undue hardship on the Company or the Bank. If termination occurs under this Section 10(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive's employment is terminated. Neither Executive nor his estate will have any right to receive compensation or other benefits for any period after termination under this Section 10(c).

(d)	Termination Related to a Change in Control. The following provisions shall survive the expiration of the Term and the termination of Executive's employment.

(i)
Termination by Company. If the Company, or a successor in interest by merger, or a transferee in the event of a purchase in an assumption transaction (for reasons other than Executive's death, disability, or for Cause), terminates Executive's employment without Cause: (A) within two (2) years following a Change in Control (as defined below); or (B) before a Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six (6) months after the termination, then the Company will provide Executive with the payment described in Section 10(d)(iii), provided that Executive executes and does not revoke a release of any and all claims which Executive could assert against the Company and the Bank relating to Executive's employment or the termination of Executive's employment in a form acceptable to the Company and the Bank within thirty (30) days following the termination of Executive's employment.

(ii)
Termination by Executive. If Executive terminates Executive's employment for Good Reason within two (2) years following a Change in Control, the Company will provide Executive with the payment described in Section 10(d)(iii), provided that Executive executes and does not revoke a release of any and all claims which Executive could assert against the Company and the Bank relating to Executive's employment or the termination of Executive's employment in a form acceptable to the Company and the Bank within thirty (30) days following the termination of Executive's employment.

(iii)
Payments. If Section 10(d)(i)(A) or Section 10(d)(ii) is triggered in accordance with its terms, the Company will: (A) subject to Sections 10(e) and 10(i) below, beginning within thirty (30) days after Executive's separation from service as defined by Treasury Regulation § 1.409A-1(h) ("Separation from Service"), pay Executive in twenty-four (24) substantially equal monthly installments in an overall amount equal to two (2) times Executive's compensation (as reportable on Executive's IRS W-2 Form) received by Executive from the Company for the most recent calendar year; and (B) subject to Sections 10(e) and 10(i) below, if Section 10(d)(i)(B) is triggered in accordance with its terms, beginning within thirty (30) days after a Change in Control, the Company will pay Executive in twenty-four (24) substantially equal monthly installments in an overall amount equal to two (2) times Executive's compensation (as reportable on Executive's IRS W-2 Form) received by Executive from the Company for the most recent calendar year. In either case, if the 30-day period spans two (2) calendar years, payments will not begin until the second calendar year. For purposes of Section 409A of the Internal Revenue Code, each installment shall be treated as a separate payment.

(e)	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(i)
Any payments that would otherwise be made pursuant to Section 10(d)(d)(iii) will be reduced by any base salary, cash bonus (including STIP pursuant to Section 6), or Severance Payments (as defined in Section 10(b)) received by Executive from the Company or its successor after the first to occur of a Change in Control or Executive's termination of employment.

(ii)
Executive's right to receive the payments described in Section 10(d)(iii) terminates (A) immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Company and the Bank terminate Executive's employment for Cause, or (B) two (2) years after a Change of Control occurs.

(iii)
Notwithstanding anything to the contrary in this Agreement or any other agreement or plan, to the extent that any payment or distribution of any type to or for the benefit of Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets within the meaning of Section 280G of the Internal Revenue Code, and the regulations thereunder, or any affiliate of such person or entity), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) only if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state, and local income taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments that are cash payments, and then by reducing or eliminating the portion of the Total Payments that are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below); provided, however, that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement, or agreement governing Executive's rights and entitlements to any benefits or compensation.

The determination of whether the Total Payments shall be reduced as provided in this Section 10(e)(iii) and the amount of such reduction shall be made at the Company's expense by the Company's independent auditors (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and Executive within twenty (20) days of the last day of Executive's employment (or within twenty [20] days of the date of the Change in

Control, if later). The Company shall provide Executive with a reasonable opportunity to review and comment on the Accounting Firm's calculations prior to it finalizing the Determination. The Determination shall be binding, final, and conclusive upon the Company and Executive absent manifest error.

(f)
Return of Property. If and when Executive ceases, for any reason, to be employed by the Company and the Bank, Executive must return to the Company and the Bank all keys, pass cards, identification cards, cell phones, other smart phones, tablets, electronic storage devices, Bank and Company credit cards, and any other property of the Company or the Bank. At the same time, Executive also must return to the Company and the Bank all originals and copies (whether in hard copy, electronic, or other form) of any documents, drawings, notes, memoranda, designs, devices, electronic storage devices, tapes, manuals, and specifications which constitute proprietary or confidential information or material of the Bank or the Company (or their subsidiaries or divisions). The obligations in this Section 10(f) include, without limitation, the return of documents and other materials which may be in Executive's desk at work, his car, his place of residence, personal electronic or digital devices or cloud-type storage, or in any other location under Executive's control.

(g)	Cause. "Cause" means any one or more of the following:

(i)	Willful misfeasance or gross negligence in the performance of Executive's duties;

(ii)	Conviction of a crime in connection with Executive's duties, conviction of a felony, or conviction of a crime of fraud, theft, conversion, or dishonesty;

(iii)	Willful material breach of Section 11 of this Agreement or a confidentiality policy of the Company or the Bank;

(iv)	Conduct demonstrably and significantly harmful to the Company or the Bank, as reasonably determined on the advice of legal counsel of the Company's or the Bank's board of directors;

(v)	Upon entry of an administrative action by a regulator prohibiting Executive from performing any of his duties or responsibilities.

(h)	Good Reason. Executive terminates his employment for "Good Reason" if all four (4) of the following criteria are satisfied:

(i)	Any one or more of the following conditions (each a "Condition") arises without Executive's consent:

A.
A material reduction of Executive's base salary, unless the reduction or elimination is generally applicable to substantially all similarly situated Company or Bank employees (or employees of a successor or controlling entity of the Company or the Bank) formerly benefited or is otherwise offset economically by increases in other compensation or replacement plans or programs;

B.	A material diminution in Executive's authority, duties, or responsibilities as set forth in this Agreement from and after the Effective Date;

C.	A material breach of this Agreement by the Company; or

D.	A material relocation or transfer of Executive's principal place of employment to a location outside of Flathead County, Montana; and

(ii)	Executive gives notice to the Company and the Bank of the Condition within ninety (90) days of the initial existence of the Condition;

(iii)	The Company and the Bank fail to reasonably remedy the Condition within thirty (30) days following receipt of the notice described in paragraph (ii) above; and

(iv)	Executive terminates his employment within one hundred eighty (180) days following the initial existence of the Condition.

(i)
Change in Control. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(j)
Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of the termination of Executive's employment constitute "nonqualified deferred compensation" within the meaning of Internal Revenue Code Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service (as defined in Section 10(d)(iii)). If, at the time of Executive's Separation from Service under this Agreement, Executive is a "specified employee" (under Internal Revenue Code Section 409A), any amount that constitutes "nonqualified deferred compensation" within the meaning of Internal Revenue Code Section 409A that becomes payable to Executive on account of Executive's Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth (6th) calendar month beginning after Executive's Separation from Service (the "409A Suspension Period"). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

11.	Confidentiality.

(a)
Confidential Information. The parties agree that, in the course of Executive's employment with the Company and the Bank, Executive will be provided with, or be provided access to, certain Confidential Information. "Confidential Information" means proprietary nonpublic information that includes but is not limited to marketing, sales, acquisition, and recruiting objectives and strategies, loan files, customer lists, proprietary technology, information regarding existing customer preferences, habits and needs, proprietary information regarding prospective customers, details of past, pending, and contemplated transactions, pricing structure, investment management practices, sales data, accounts, training materials, information developed about the Bank or the Company, competitors, systems, strategies, designs, processes, procedures, forecasting data, recruiting data, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans and strategies, and financial and other projections relating to financial industry, which are not generally known to or readily ascertainable through legitimate means by the public or by the Bank's or the Company's competitors. Executive further recognizes, acknowledges, and agrees that the Confidential Information remains the property of the Bank and the Company and, in sharing that Confidential Information with Executive, the Bank and the Company do not grant Executive any license or other interest in the Bank's and the Company's Confidential Information.

(b)
Non-Disclosure. Executive shall at all times take reasonable steps to maintain the confidentiality of Confidential Information, and shall hold the Bank's and the Company's Confidential Information in secret. Executive agrees that he will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or directly or indirectly communicate, disseminate, distribute, or disclose to any other person or entity any Confidential Information concerning the Bank or the Company to any person or entity other than the Bank or the Company or their agents or employees in the course and scope of employment, unless (i) the Bank or the Company consents in writing to the use or disclosure of their respective Confidential Information; (ii) the use or disclosure is consistent with Executive's duties under this Agreement; (iii) disclosure is required by law or court order; or (iv) the information is made or otherwise becomes public other than as a result of a disclosure by Executive in violation of this Agreement or other obligation of confidentiality. In the event disclosure of Confidential Information is required by law or court order and Executive is making such disclosure, Executive shall provide the Company and the Bank with prompt notice of such required disclosure and shall give adequate notice prior to making any such disclosure to allow the Company and the Bank to seek a protective order or other appropriate relief. Executive shall not use the Bank's or the Company's Confidential Information for any purpose, other than a dispute between the Executive and the Company or the Bank in a court of law or arbitration, at any time after Executive's termination from the Company or the Bank. In the event that Executive uses Confidential Information during a dispute between the Executive and the Company or the Bank in a court of law or arbitration, Executive must takes steps to maintain the confidentiality of such information in any public filings (e.g., by filing matters under seal) and may not disclose Confidential Information to any third party without the Company's and the Bank's written waiver unless an appropriate protective order is in place.

(c)
Defend Trade Secrets Act. Executive will be immune from criminal or civil liability for disclosure of a trade secret under these limited circumstances: (i) the disclosure is made in confidence to a government official or an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) the disclosure is made to Executive’s attorney or in a sealed court filing in connection with a lawsuit or other proceeding, including if filed under seal in a lawsuit or proceeding involving the Company or the Bank, or if made pursuant to a court order.

12.	Restrictive Covenants.

(a)
Competitive Activities. During the Term and for the applicable Post-Termination Period (defined below), Executive will not as a founder, shareholder, director, officer, employee, partner, agent, consultant, or in any other capacity, directly or indirectly provide management, supervisory, business development, marketing, or strategic planning services to a bank or a financial services company involved in commercial or consumer lending in any county in which the Company or the Bank (or any of their subsidiaries or divisions) has a branch or office ("Applicable Counties"). This restriction shall not limit the activities of the Executive at a permanent location outside of the Applicable Counties as long as Executive's efforts are not primarily directed to customers in the Applicable Counties, and Executive at all time maintains compliance with Sections 12(b) and 12(c) below. "Post-Termination Period" means the greater of the remaining Term or two (2) years after Executive's employment with the Company and the Bank has terminated for any reason.

(b)
Non-solicitation of Employees or Vendors. During the Term and for two (2) years after Executive's employment with the Company and the Bank has ended for any reason, Executive will not, directly or indirectly, solicit, recruit, or entice, or attempt to solicit, recruit, or entice (i) any employee of the Bank or the Company to terminate his or her employment with the Bank or the Company, or (ii) any person or entity to terminate, cancel, rescind, or revoke its business or contractual relationships with the Bank or the Company. To indirectly solicit or recruit an employee includes, without limitation, to divulge information about an employee to another person that would assist or help that person to solicit or recruit the employee.

(c)
Non-solicitation of Customers. During the Term and for two (2) years after Executive's employment with the Company and the Bank has ended for any reason, Executive will not, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert, or take away from the Bank or the Company any person or entity who within the twenty-four (24) months immediately preceding termination of the Executive’s employment was both (i) a customer of the Bank or the Company and (ii) to whom Executive, directly or indirectly, provided services, contracted with, or solicited business on behalf of the Bank or the Company.

(d)
Effect of Breach. If Executive breaches any provision of this Section 12 during the Post-Termination Period, Executive agrees that he forfeits any right to retain any Severance Payments previously received and will no longer be entitled to and forfeits any remaining Severance Payments. Executive agrees that this Section 12(d) shall not be construed to limit or exclude any remedies otherwise available to the Bank and/or the Company for any such breach.

13.	Enforcement.

(a)
Reasonableness of Restrictions. Executive, the Company, and the Bank stipulate that, in light of all of the facts and circumstances of the relationship between Executive, the Company, and the Bank, the agreements referred to in Section 11 and Section 12 (including without limitation their scope, duration, and geographic extent) are fair and reasonably necessary for the protection of the Bank's and the Company's Confidential Information, goodwill, and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive, the Company, and the Bank request the court to reform these provisions to restrict Executive's use of Confidential Information and Executive's ability to compete with the Bank and the Company in time, scope of activities, and geography to the maximum extent the court finds enforceable.

(b)
Injunctive Relief. Executive acknowledges the Bank and the Company will suffer immediate and irreparable harm that will not be compensable by monetary damages alone if Executive repudiates or breaches any of the provisions of Section 11 or Section 12 or threatens or attempts to do so. For this reason, the Company and/or the Bank, in addition to and without limitation of any other rights, remedies, or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions to prevent or restrain the breach, and neither the Company nor the Bank will be required to post a bond as a condition for the granting of this relief.

(c)
Tolling. The restrictive time periods referred to in Section 12 shall be tolled and extended for any time during which Executive is in violation of the restrictions. If the Bank or the Company initiates legal action to enforce the restrictions and obtains an injunction against Executive, then the appropriate restrictive time period(s) will begin to run on the date that the injunction is entered. Executive agrees that such extension under the circumstances described is necessary and appropriate to provide the Bank and the Company with the bargained-for protection of their legitimate business interests.

14.
Effect of Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Bank and the Company are entitled to require Executive to comply with such Sections. Sections 11 through 18 will survive termination of this Agreement. Executive represents that if Executive's employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's or the Company's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.	Arbitration.

(a)
Arbitration. At a party's request, the parties must submit any dispute, controversy, or claim arising out of or in connection with, or relating to, Executive’s employment or termination of employment with the Company and the Bank, this Agreement, or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and a party may request any court having jurisdiction under Section 18(h) to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees, unless otherwise prohibited by law.

(b)
Governing Law. All arbitration proceedings under this Section 15 will be held at a place designated by the arbitrator in Kalispell, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Montana law.

(c)
Exception to Arbitration. Notwithstanding the above, for disputes involving alleged violations of Section 11 or Section 12, or for any disputes involving a request for injunctive relief, the parties will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15, and may do so in the courts specified in Section 18(h).

16.
Regulatory Limitations; Clawbacks. Notwithstanding any other provision in this Agreement to the contrary, no payment shall be required to be made to or for the benefit of the Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation, or order issued by a bank regulatory agency or a court of competent jurisdiction. Further, any compensation paid to Executive under this Agreement or otherwise is subject to limitation, recoupment, or clawback under any applicable clawback or recoupment policy that is generally applicable to the Company's and/or the Bank's executives, as may be in effect from time to time, or as required by law, regulation, or regulatory action.

17.
Jury Waiver. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND/OR ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

18.	Miscellaneous Provisions.

(a)
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

(b)
Binding Effect. This Agreement will bind and inure to the benefit of the Company and the Bank and their successors and assigns. Subject to the limitation on assignment set forth in Section 18(e), this Agreement will bind and inure to the benefit of Executive and Executive's heirs, legal representatives, successors, and assigns.

(c)
Litigation Expenses. In the event of any dispute or legal or equitable action arising from this Agreement, the prevailing party shall be entitled to all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs.

(d)
Waiver. The failure of any party to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver or relinquishment of any such terms or conditions or of any other term or condition and the same shall be and remain in full force and effect. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

(e)
Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement. Any such assignment or attempted assignment shall be void.

(f)	Amendment. This Agreement may be modified only through a written instrument signed by all parties to this Agreement.

(g)	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

(h)
Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Montana, except to the extent certain matters may be governed by federal law. Subject to the arbitration terms set forth in Section 15, the parties must bring any legal proceeding arising out of this Agreement in the state courts situated in Kalispell, Montana or the federal district courts of the Missoula Division for the State of Montana. Each party consents to and submits to the jurisdiction of any such court.

(i)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument. The parties agree that facsimile or electronic signatures shall have the same force and effect as original signatures.

(j)	Attorney Representation. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

- Signatures Follow on the Next Page

The parties have executed this Employment Agreement effective as of the Effective Date.

EXECUTIVE:	THE BANK:

Glacier Bank

/s/ Ron J. Copher	/s/ Dallas I. Herron
Ron J. Copher	By:	Dallas I. Herron
	Its:	Chairman of the Board of Directors

Attested to:

/s/ Randall M. Chesler
	By:	Randall M. Chesler
	Its:	President & CEO

THE COMPANY:

Glacier Bancorp, Inc.

/s/ Dallas I. Herron
	By:	Dallas I. Herron
	Its:	Chairman of the Board of Directors

Attested to:

/s/ Randall M. Chesler
	By:	Randall M. Chesler
	Its:	President & CEO

[Signature Page to Employment Agreement]